Exhibit 99.1
Nachman Hays Brownstein
A Team of Leaders
NHB Services:
Turnaround and Interim Management
Creditor and Lender Services
Investment Banking
Fiduciary Services
Litigation Consulting, Investigations & Valuations
Another opportunity from NachmanHaysBrownstein, Inc. Refinancing Opportunity moving manufacturing forward Spartan Corporation Aerospace Medical Devices Industrial Government Systems
The Opportunity
· Refinancing of existing lender to support on-going turnaround and growth o $40 million working capital credit line · Eligible AR $25 million · Inventory $58 million · Equipment $20 million cost, $1.7 million net book value · Mortgage or sale/leaseback of the company’;s real estate. o $15 million cross collateralized first lien financing · 8 facilities (6 in US, 1 in Canada, 1 in Vietnam) · 895,000 square feet of office, manufacturing and warehouse space · $25 million estimated market value
The Company: Mid-west based, NYSE listed electronics supplier; $200 million revenue into the aerospace, medical and defense industries.
Current Situation:
· The company has retained NachmanHaysBrownstein, Inc. to assist in raising the capital needed to support its continued turnaround and future growth.
The company has incurred losses for the past two years, but, under a new and experienced management team, is implementing an aggressive turnaround plan, projecting the following sales. Income,and EBITDA for the fiscal years ended 6/30:

the fiscal years ended 6/30:

	Fiscal Year Ended 6/30			
$(000)	**2009**	**2010**	**2011**	**2012**
Sales	205,046	195,365	189,004	197,468
Net Income (loss)	(13,618)	472	9,073	10,295
EBITDA	(9,891)	3,550	11,734	12,777

Building Blocks for the Turnaround

- An experienced turnaround management team led by a CEO with a proven track record
- $8.45 million of cost reduction actions have already been implemented as of February 17, 2009
- A $126 million backlog as of January 2009, equal to 65% of projected next 12 months revenue
- A blue-chip customer base of long standing which respects Sparton's reputation and expertise
- Two of the Company's three divisions are profitable, providing a firm foundation for rebuilding the company
- A solid asset base providing collateral for secured financing to fund the on-going turnaround plan

Additional information including a nondisclosure form and financing package may be obtained by contacting:

Adrienne Gaul
Marketing Coordinator
NachmanHaysBrownstein, Inc.
Email: agaul@nhbteam.com
Office: 610.660.0060, ext.221
Facsimile: 610.664.7298

John Keefe
Managing Director
jkeefe@nhbteam.com
Office: 718-625-3800
Mobile:917-270-6765

Howard Brownstein, CTP
Principal
hbrownstein@nhbteam.com
Office: 610.660.0060, ext. 225
Mobile: (215) 280-0194

For accredited investors only, as defined by applicable law. This information is entirely that of the Company and has not been verified or audited by NHB. Independent investigation and due diligence is required before making any decisions with regard to the Company described.